Exhibit 10.1

Summary of Compensation Terms for James W. Cruckshank

In connection with James W. Cruckshank’s appointment as Interim Chief Financial Officer and Treasurer, TigerLogic Corporation agreed to compensate Mr. Cruckshank for his consulting services at a rate of $1,400 per day, and he is not eligible for any bonuses or equity incentives.